Exhibit 99.1

INFORMATION	PVF Capital Corp.
30000 Aurora Road
Solon, OH 44139
FOR IMMEDIATE RELEASE
For Further Information Call
C. Keith Swaney
President and Chief Operating Officer
440-248-7171
PVF CAPITAL CORP. LETTER TO STOCKHOLDERS
SOLON, OH — May 16, 2008 — PVF Capital Corp. (Nasdaq: PVFC) today announced that it has issued an open letter to its stockholders.
May 16, 2008
Dear Fellow Stockholder:
The management and board of directors of PVF Capital Corp. want to ensure that you are aware of two letters that were made public yesterday by Mr. Umberto Fedeli, a current stockholder in our company. In addition, Mr. Fedeli has made various statements in the press. The purpose of this letter is to set the record straight and to reassure stockholders and customers about the safety, vitality and bright future of PVF Capital Corp. and Park View Federal Savings Bank.
Mr. Fedeli’s action is the latest in a year-long campaign he has been waging to assert control over PVF Capital. You may recall that in May 2007 Mr. Fedeli sought to negotiate a large purchase of PVF Capital stock and that he wished to name three members to the board of directors as well as naming a new president and several other senior executives. Essentially, Mr. Fedeli sought to acquire a controlling interest in PVF Capital at close to market value in a transaction that would have significantly diluted our stockholders. Instead, the Board of Directors opted to pursue a merger transaction that would have benefitted all the stockholders and, at the time the merger agreement was executed, would have resulted in a significant premium for all stockholders. We rejected Mr. Fedeli’s request at that time because we did not believe it was in the interest of all stockholders.
As you review Mr. Fedeli’s latest statements, please consider these four points:

PVF Capital has a solid business model that has historically generated stockholder value in a very challenging environment
A glance at recent headlines tells how the banking industry in northern Ohio has struggled since 2007. Our customer-focused community banking model has been the core of our success since our founding in 1920, and has provided a foundation that has survived the Great Depression, banking industry deregulation, and regional recessions.
Since our initial public offering in 1992, PVF Capital has increased its stockholders’ equity every single year. PVF Capital has consistently exceeded the Office of Thrift Supervision’s highest regulatory standards for capitalization, and is classified as a “well capitalized” bank by the OTS.
PVF Capital is not only well capitalized, but it is well managed. We have succeeded in consistently earning and paying a dividend to our stockholders, and that dividend has increased steadily since 1992. We have also succeeded in avoiding the subprime mortgages and other exotic investments that have destroyed so much value for other bank investors. Managing current performance and adhering to an established investment and operating philosophy are hallmarks of sound bank management and governance. We believe that our current board and executive management team are serving PVF Capital’s stockholders well.
PVF Capital’s board of directors is committed to serving all stockholders
Your board of directors has explored many options to deliver maximum value to all of PVF Capital’s stockholders. This commitment to stockholder value was clearly demonstrated with the proposed merger agreement with United Community Financial Corp. We chose to terminate that agreement at our earliest opportunity as a result of an indefinite delay in the processing of regulatory applications. We then announced immediately that, given the termination of the merger agreement, we are exploring options with our financial advisor, Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm that specializes in community financial institutions. Whether through a business combination or through continued execution of our community banking strategy, we are committed to the path that best serves all stockholders.
PVF Capital welcomes an open dialogue with all stockholders
The lines of communication between our board, management and stockholders have always been open. We are receptive to considering any legitimate strategic alternative that would enhance value for all stockholders. We have offered to provide Mr. Fedeli with detailed information upon execution of a confidentiality agreement, and he refused that offer. Mr. Fedeli has also declined multiple, unconditioned offers to meet with our board of directors to discuss his perspectives on PVF Capital, including a currently standing invitation.
PVF Capital questions the clarity and validity of Mr. Fedeli’s position
Mr. Fedeli’s filing raises many questions for PVF Capital stockholders. His recent SEC filings include letters dated May 5 and May 15, 2008. In these letters, he references his intent to increase his ownership in PVF Capital; in one instance he refers to an intent to acquire shares of newly-issued stock at a negotiated price and he later suggests pursuing a tender offer of existing shares. Management and the board are hard-pressed to consider the ramifications of his letter on all stockholders when his methods are unclear.
Regardless of Mr. Fedeli’s approach, his intent to gain a 50% representation of the company’s board is poor corporate governance. This level of representation is disproportionate to his group’s ownership and holds the potential for conflicts of interest when considering possible value-creating strategic alternatives.
Finally, Mr. Fedeli sweeps aside the significant regulatory hurdles that his proposal faces. Banking is a highly regulated industry with laws to protect both our customers and our stockholders. Mr. Fedeli’s request that we help negate those protections may well not be in the best interests of all stockholders.
This is no doubt the beginning of a long and distracting process, and we do not intend to wage a protracted battle for publicity. Let me conclude by assuring you that your board of directors is focused on serving customers and remains committed to delivering maximum value to all of PVF Capital’s stockholders.
Sincerely,
John R. Male
Chairman and Chief Executive Officer
PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices. Additional information on the company may be found at www.parkviewfederal.com.
This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the company or any other person that results expressed therein will be achieved.
PVF Capital Corp.’s common stock trades on the NASDAQ Capital market under the symbol PVFC.